Exhibit 99.1

NAPCO Reports Record Revenues, Net Income and Adjusted EBITDA for Q4 and Fiscal 2023

-Net Sales for the Year Increase 18% to $170 Million-

-Net Income for the Year Increases 38% to $27.1 Million-

-Adjusted EBITDA for the Year Increases 52% to $34.3 Million-

-4th Quarter Recurring Service Revenues Increase 27% to $16.1 Million With a Gross Margin of 89%-

-4th Quarter Net Sales Increase 3% to $44.7 Million-
-4th Quarter Net Income Increases 40% to $10.6M -

-4th Quarter Adjusted EBITDA* Increases 41% to $13.0 Million –

AMITYVILLE, N.Y., August 29, 2023 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a leading provider of school safety solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2023.

Financial Highlights:

●	Net sales for the quarter increased 3% to $44.7 million (the highest Q4 sales in the Company’s history) as compared to $43.2 million for the same period last year. Net sales for the fiscal year increased 18% to a record $170 million as compared to $143.6 million last year.
●	Recurring service revenue ("RSR") for the quarter increased 27% to $16.1 million as compared to $12.7 million for the same period last year. Recurring service revenue for the fiscal year increased 30% to $59.9 million as compared to $46.0 million last year. Recurring service revenue had a prospective annual run rate of approximately $67 million based on July 2023 recurring revenues.
●	Gross margin for recurring service revenue remained robust for the quarter and fiscal year at 89% and 89%, respectively, compared to 87% and 87%, respectively, for the same periods last year.
●	Gross margin for equipment revenues was 30% for the fourth quarter compared to 27% in last year’s 4th quarter.
●	Net income for the quarter increased 40% to a 4th quarter record $10.6 million as compared to $7.5 million for the same period a year ago. Net income for the year increased 38% to a record $27.1 million as compared to $19.6 million last year.
●	Earnings per share (diluted) for the quarter increased 40% to $0.28 as compared to $0.20 for the same period a year ago. Earnings per share (diluted) for the fiscal year increased 38% to $0.73 as compared to $0.53 last year.
●	Adjusted EBITDA* for the quarter increased 41% to a quarterly record $13.0 million as compared to $9.3 million for the same period a year ago. Adjusted EBITDA for the fiscal year increased 52% to a record $34.3 million as compared to $22.6 million for the same period last year.
●	Adjusted EBITDA per share (diluted)* for the quarter increased 40% to $0.35 as compared to $0.25 for the same period a year ago. Adjusted EBITDA per share (diluted) for the fiscal year increased 52% to $0.93 per diluted share as compared to $0.61 last year.
●	Cash and cash equivalents, other investments and marketable securities were $66.7 million at June 30, 2023 as compared to $46.8 million at June 30, 2022, a 43% increase. The Company had no debt as of June 30, 2023.
●	Cash Provided by Operating Activities for the twelve months ended June 30, 2023 was $24.7 million as compared to $8.3 million for the same period last year, a 198% increase.
●	As previously announced, the Company will be issuing its quarterly dividend of $0.08 per share to be paid on September 22, 2023 to shareholders of record on September 1, 2023. This represents an increase of $0.0175 per share or 28%, from the previous quarterly dividend.
●	Due to the previously announced need to restate the first, second and third fiscal quarters, the Company will delay filing its Form 10-K for up to 15 calendar days.

Richard Soloway, Chairman and President, commented, "Fiscal 2023 concluded with record fourth quarter sales of $44.7 million, which was the eleventh consecutive quarter of record year-over-year quarterly sales. Our net income of 10.6 million is the largest quarterly net income in the Company's history. While equipment revenues declined 6% for the quarter, locking sales increased 25% vs. Q4 locking sales for last year’s fourth quarter. This was the primary reason we saw the gross margin for equipment revenues increase to 30%.  Recurring service revenue, which increased 27%, was also a major contributor to the year-over-year overall sales and earnings growth. Gross margin for recurring service revenue remained strong at 89% and when combined with gross margin on equipment revenues of 30%, the total gross margins for Q4 amounted to 52%, which compared to 44% for last year’s Q4. We were particularly pleased to see the strong growth in the gross margin on equipment revenues, which was primarily attributable to lower material costs, reduced freight costs, and a more favorable sales mix.

We were also very pleased with the increase in the recurring revenue annual run rate, which increased to $67 million based on July 2023 recurring revenues compared to an annual run rate of $63 million based on April 2023 recurring revenues.

Our net income of $10.6 million in Q4 was a record-breaker for any quarter in the Company’s history and represents 24% of our net sales. Adjusted EBITDA* for Q4 was also an all-time quarterly record of $13.0 million and our Adjusted EBITDA* margin for the quarter was 29%.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing 43% to $66.7 million as compared to $46.8 million at June 30, 2022 and 17% as compared to Q3, which was $57 million. We have  no debt at June 30, 2023. Our net cash provided by operating activities almost doubled to $24.7 million over last year.

School security continues to be a major concern to many in the country. With 131,000 K-12's and 5,300 colleges and universities in the U.S, the need for improved security measures is greater than ever, and increased federal and state funding continues to be available to aid most schools and school districts. We were pleased to learn that the University of Arizona recently installed over 700 of our Trilogy electronic locks on their campus. It was approximately nine months ago that a University of Arizona professor was killed inside one of the buildings on campus, by a former student.  Incidents such as this have proliferated  around our country. As such, our fully integrated technologies for school security continues to remain a top priority for NAPCO and we remain focused on penetrating this market.

NAPCO's record breaking results, for both Q4 and for the fiscal year 2023, is primarily the result of the continued growth and profitability from recurring revenue as well as the strong sales from our Alarm Lock and Marks locking product lines. While radio sales have slowed down when compared to the prior year, when the impending 3G Verizon sunset was approaching, radio sales still represent almost 20% of total hardware sales. As we enter fiscal 2024, we expect radio sales to continue to be a key contributor to our hardware sales and lead to the continued growth of our highly profitable recurring revenue. “

Mr. Soloway concluded "While we are not satisfied with the 2023 gross margin for hardware sales of 18%,  we are pleased that we still managed to generate $27 million in net income which represents 16% of net sales and $34 million of Adjusted EBITDA which equates to an Adjusted EBITDA margin of 20%. As we enter into fiscal 2024, we believe that most of the additional material and freight costs due to the supply chain crisis, are behind us. That should lead to much improved hardware gross margins going forward, and we saw indications of that in our fourth quarter.   We are pleased to continue and increase our dividend program as the Company’s cash position continues to grow and our balance sheet keeps getting stronger.  As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for fiscal 2024 and beyond".

Financial Results

Net sales for the quarter increased 3% to $44.7 million (the highest Q4 in the Company’s history), as compared to $43.2 million for the same period one year ago. Net sales for the twelve months increased 18% to a record $170.0 million, as compared to $143.6 million for the same period one year ago.  Research and development costs for the quarter increased 12% to $2.4 million or 5% of sales as compared to $2.1 million or 5% of sales for the same period a year ago. Research and development costs for the twelve months increased 16% to $9.3 million or 5% of sales as compared to $8.0 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter remained relatively constant at $8.9 million or 20% of net sales, as compared to $8.9 million, or 21% of sales for the same period last year. Selling, general and administrative expenses for the twelve months increased 2% to $33.6 million or 20% of net sales, as compared to $32.9 million, or 23% of sales for the same period last year.

Operating income for the quarter increased 44% to $11.8 million as compared to $8.2 million for the same period last year. Operating income for the twelve months ended June 30, 2023 increased 66% to $30.3 million as compared to $18.2 million for the same period last year. Net income for the quarter was a quarterly record $10.6 million or $0.28 per diluted share as compared to $7.5 million or $0.20 per diluted share for the same period last year, a 40% increase and represents 24% of net sales. Net income for the twelve months was $27.1 million or $0.73 per diluted share as compared to $19.6 million or $0.53 per diluted share for the same period last year, a 39% increase and represents 16% of net sales.

Adjusted EBITDA* for the quarter was a quarterly record $13.0, million, or $0.35 per diluted share, as compared to $9.3 million, or $0.25 per diluted share for the same period last year, a 41% increase and equates to an Adjusted EBITDA margin of 29%. Adjusted EBITDA* for the twelve months was $34.3, million, or $0.93 per diluted share, as compared to $22.6 million, or $0.61 per diluted share for the same period last year, a 52% increase and equates to an Adjusted EBITDA margin of 20%.

Net income and earnings per share for last year's twelve month period reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share for the twelve months ended June 30, 2022 would have been $15.7 million and $0.43, respectively.

Balance Sheet Summary

At June 30, 2023, the Company had $66.7 million in cash and cash equivalents, other investments and marketable securities as compared to $46.8 million as of June 30, 2022. Working capital (defined as current assets less current liabilities) was $111.7 million at June 30, 2023 as compared with working capital of $93.1 million at June 30, 2022. Current ratio (defined as current assets divided by current liabilities) was 6.7:1 at June 30, 2023, and 4.5:1 at June 30, 2022.

Dividend Program

The Company announced its quarterly dividend of $0.08 per share to be paid on September 22, 2023 to shareholders of record on September 1, 2023. This represents an increase of $0.0175 per share or 28%, from the previous quarterly dividend.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, August 29, 2023 in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com/.  Alternatively, interested parties may participate in the call by dialing in the (US) 1-877-550-1875 or for international callers, 1-848-488-9180. A replay of the webcast will be available on the Investor Relations section of the Company’s website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenue and annual run rate; the strength of our balance sheet; our expectations regarding future results;  the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2023	June 30, 2022

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$35,955	$41,730
Investments - other	25,660	—
Marketable securities	5,136	5,068
Accounts receivable, net of allowance for credit losses of $131 and $243 as of June 30, 2023 and June 30, 2022, respectively	26,069	29,218
Inventories, net	35,062	40,781
Income tax receivable	75	—
Prepaid expenses and other current assets	3,402	2,838
Total Current Assets	131,359	119,635
Inventories - non-current, net	13,287	9,005
Property, plant and equipment, net	9,308	7,939
Intangible assets, net	3,939	4,300
Deferred income taxes	2,652	—
Operating lease asset	5,797	7,350
Other assets	312	347
TOTAL ASSETS	$166,654	$148,576

CURRENT LIABILITIES
Accounts payable	$8,061	$11,072
Accrued expenses	8,079	9,489
Accrued salaries and wages	3,546	4,064
Accrued income taxes	—	1,868
Total Current Liabilities	19,686	26,493
Deferred income taxes	—	166
Accrued income taxes	1,110	1,058
Long term operating lease liabilities	5,689	7,068
TOTAL LIABILITIES	26,485	34,785
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of June 30, 2023 and June 30, 2022; 39,663,812 and 39,628,197 shares issued; and 36,770,097 and 36,734,482 shares outstanding, respectively	397	396
Additional paid-in capital	21,553	20,005
Retained earnings	137,740	112,911
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	140,169	113,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$166,654	$148,576

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,
	2023	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$28,551	$30,532	$25,882
Service revenues	16,107	12,697	9,547
	44,658	43,229	35,429
Cost of sales:
Equipment-related expenses	19,856	22,394	18,421
Service-related expenses	1,768	1,611	1,265
	21,624	24,005	19,686

Gross Profit	23,034	19,224	15,743

Operating expenses:
Research and development	2,364	2,106	1,945
Selling, general, and administrative expenses	8,861	8,924	7,217
Total Operating Expenses	11,225	11,030	9,162

Operating Income	11,809	8,194	6,581

Other (expense) income:
Interest and other (expense) income, net	382	(181)	48
Income before Provision for Income Taxes	12,191	8,013	6,629
Provision for Income Taxes	1,626	476	1,092
Net Income	$10,565	$7,537	$5,537

Income per share:
Basic	$0.29	$0.21	$0.15
Diluted	$0.28	$0.20	$0.15

Weighted average number of shares outstanding:
Basic	36,827,000	36,760,000	36,698,000
Diluted	37,137,000	36,879,000	36,840,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2023	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$110,062	$97,612	$80,131
Service revenues	59,935	45,981	33,904
	169,997	143,593	114,035
Cost of sales:
Equipment-related expenses	90,197	78,471	58,401
Service-related expenses	6,567	5,966	4,886
	96,764	84,437	63,287

Gross Profit	73,233	59,156	50,748

Operating expenses:
Research and development	9,328	8,024	7,620
Selling, general, and administrative expenses	33,580	32,907	25,196
Total Operating Expenses	42,908	40,931	32,816

Operating Income	30,325	18,225	17,932

Other income (expense):
Interest and other income (expense), net	903	(283)	(5)
Gain on extinguishment of debt	—	3,904	—
Income before Provision for Income Taxes	31,228	21,846	17,927
Provision for Income Taxes	4,101	2,247	2,514
Net Income	$27,127	$19,599	$15,413

Income per share:
Basic	$0.74	$0.53	$0.42
Diluted	$0.73	$0.53	$0.42

Weighted average number of shares outstanding:
Basic	36,741,000	36,725,000	36,696,000
Diluted	37,005,000	36,867,000	36,808,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year ended June 30,
	2023	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,127	$19,599	$15,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,930	1,771	1,697
Gain on disposal of fixed asset	(15)	—	—
Interest income on other investments	(470)	—	—
Unrealized loss (gain) on marketable securities	80	426	9
(Recovery) reserve of credit losses	(112)	17	(100)
Change to inventory reserve	(445)	1,187	(79)
Deferred income taxes	(2,818)	(214)	337
Stock based compensation expense	1,464	1,649	435
Gain on extinguishment of debt	—	(3,904)	—
Changes in operating assets and liabilities:
Accounts receivable	3,261	(1,154)	(5,049)
Inventories	1,883	(19,274)	8,794
Prepaid expenses and other current assets	(564)	(430)	(359)
Income tax receivable	(75)	—	—
Other assets	35	(103)	—
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(6,581)	8,762	1,889
Net Cash Provided by Operating Activities	24,700	8,332	22,987
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(2,962)	(1,482)	(1,007)
Proceeds from disposal of fixed asset	38	—	—
Purchases of marketable securities	(148)	(81)	(5,422)
Purchases of other investments	(35,281)	—	—
Redemption of other investments	10,091	—	—
Net Cash Used in Investing Activities	(28,262)	(1,563)	(6,429)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	85	155	—
Cash paid for dividend	(2,298)	—	—
Net Cash (Used in) Provided by Financing Activities	(2,213)	155	—

Net (decrease) increase in Cash and Cash Equivalents	(5,775)	6,924	16,558
CASH AND CASH EQUIVALENTS - Beginning	41,730	34,806	18,248
CASH AND CASH EQUIVALENTS - Ending	$35,955	$41,730	$34,806
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$16	$16	$18
Income taxes paid	$8,811	$2,168	$1,970

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended June 30,		12 months ended June 30,
	2023	2022	2023	2022
Net income (GAAP)	$ 10,565	$ 7,537	$ 27,127	$ 19,599
Add back provision for income taxes	1,626	476	4,101	2,247
Interest and other (income) expense, net	(382)	181	(903)	(3,621)
Operating Income (GAAP)	11,809	8,194	30,325	18,225
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	90	98	361	391
Add back stock-based compensation expense	330	270	1,464	1,649
Add back non-recurring legal expenses	373	340	576	981
Adjusted non-GAAP operating income	12,602	8,902	32,726	21,246
Add back depreciation and other amortization	442	353	1,569	1,380
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 13,044	$ 9,255	$ 34,295	$ 22,626

Adjusted EBITDA* per Diluted Share	$ 0.35	$ 0.25	$ 0.93	$ 0.61
Weighted average number of Diluted Shares outstanding	37,137,000	36,840,000	36,989,000	36,867,000

Contacts:

Patrick McKillop

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com